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                       ARTICLES OF INCORPORATION AS AMENDED OF
                    STATE FARM LIFE AND ACCIDENT ASSURANCE COMPANY


                                      ARTICLE I

          The name of the Corporation shall be State Farm Life and Accident Assurance Company.

                                      ARTICLE II

          The principal office of the Corporation for transacting business shall be located at Bloomington, McLean County, Illinois.

                                     ARTICLE III

          The period of duration of the Corporation shall be perpetual.

                                      ARTICLE IV

          The class of insurance in which the Corporation proposes to engage is Class I, Life, Accident and Health Insurance, as provided in Section 4 of
Article I of the Illinois Insurance Code. The kinds of insurance in which the Corporation proposes to engage are: (a) Insurance on the lives of persons and every insurance appertaining thereto or connected therewith and granting, purchasing or disposing of annuities, as provided in Subsection (a) of Class 1 of Section 4 of Article I of the Illinois Insurance Code; and (b) Insurance against bodily injury, disablement or death by accident and against disablement resulting from sickness or old age and every insurance appertaining thereto, as provided in Subsection (b) of Class 1 of Section 4 of Article I of the Illinois Insurance Code.

                                      ARTICLE V

          The Corporation also proposes to engage in the rendering of services related to functions involved in the operation of its insurance business, including, but not limited to, actuarial, data processing, accounting, claims, risk appraisal, collection services, financial services and any other business activity reasonably complementary or supplementary to its authorized insurance business.

                                      ARTICLE VI

          The corporate powers shall be exercised by a Board of Directors, the number of whom, within the minimum and maximum limits authorized by law, shall be as provided in the Bylaws. All directors shall be at least twenty-one years of age, and at least three directors shall be residents and citizens of Illinois. All directors shall be elected annually in the manner provided by law. Vacancies in the Board of Directors may be filled by the shareholders for the balance of the term at a special meeting of shareholders called for that purpose. Shareholders may vote in person or by proxy at all meetings of shareholders as provided in the Bylaws.

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                                     ARTICLE VII

          The amount of the capital stock of the Corporation shall be one million dollars ($1,000,000) divided into ten thousand (10,000) common shares of the par value of one hundred dollars ($100.00) each. The total number of the said ten thousand (10,000) common shares of the par value of one hundred dollars ($100.00) each is to be issued and sold in accordance with the provisions of
Article II of the Illinois Insurance Code, to provide a paid-up capital of one million dollars ($1,000,000) and a paid-in surplus of two million dollars ($2,000,000).


                                     ARTICLE VIII

          The corporate powers shall be exercised by and its business and affairs shall be under the control of the Board of Directors which shall have the power to make, alter, amend, and repeal Bylaws and regulations for the government of the officers and the general conduct of the business and affairs of the Corporation.

          Dated this 10th day Of December, 1979.


                                   STATE FARM LIFE AND ACCIDENT
                                   ASSURANCE COMPANY


                                   By (Signed) EDWARD B. RUST
                                     ----------------------------------
                                     Edward B. Rust, President

ATTEST:


(Signed) MARVIN D. BOWER
------------------------------
Marvin D. Bower, Secretary


(Seal)                             APPROVED this 21st day of
                                   December, A.D., 1979.

                                   (Signed) PHILIP R. O'CONNOR
                                   ------------------------------------
                                   PHILIP R. O'CONNOR
                                   Acting Director of Insurance